Exhibit 12.1

                                                                LaSalle Hotel Properties
                                   Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
                                                             (Unaudited)(Dollars in Thousands)


                                                   For the             For the year ended December 31,
                                                Quarter Ended    ----------------------------------------------------------------
                                                March 31, 2003       2002          2001          2000         1999          1998
                                                     (A)           (A)(B)           (C)           (C)          (C)            (D)
                                                -------------    --------      --------      --------      --------      --------
Net income (loss) applicable to common
shareholders                                      $ (6,312)       $ (3,939)     $  3,835       $ 5,351      $ 13,989     $ 12,233
        Minority Interest                              (85)            104           103           488         2,706        2,567
        Writedown of properties held for sale            -               -         1,872        12,296         2,000            -
        Extraordinary loss                               -               -           973             -             -            -
        Fixed Charges (excluding interest
        capitalized)                                 6,419          23,743        21,005        21,052        16,181         8,474
                                                 ---------        --------      --------      --------      --------      --------
        Earnings                                      $ 22        $ 19,908      $ 27,788      $ 39,187      $ 34,876      $ 23,274
                                                 =========        ========      ========      ========      ========      ========
Fixed Charges
        Interest expense                             3,862          15,333        21,005        21,052        16,181         8,474
        Interest capitalized                            10           1,031           782           699           174            57
        Preferred stock dividend                     2,557           8,410             -             -             -             -
                                                 ---------        --------      --------      --------      --------      --------
        Total fixed charges and preferred
        stock dividends                            $ 6,429        $ 24,774      $ 21,787      $ 21,751      $ 16,355       $ 8,531
                                                 =========        ========      ========      ========      ========      ========

Ratio of earnings to fixed charges and
preferred stock dividend                                 -             0.8           1.3           1.8           2.1           2.7
                                                 =========        ========      ========      ========      ========      ========




     (A) The shortfalls of earnings to combined fixed charges and preferred stock dividends for the quarter ended March 31, 2003 and the year ended December 31, 2002 were $6,407 and $4,866, respectively.
         However, the Company's operations generated sufficient cash flow to cover its fixed charges after adding back depreciation and other noncash items to earnings. In general, the shortfalls were due to the travel industry being negatively impacted by several factors including the war in Iraq, several raised terror alerts, an overall weak economy, and the impact of SARS on international travel. Additionally, for the quarter ended March 31, 2003, the shortfall increased due to the seasonality of the Company's hotels. The Company's hotels maintain higher occupancy rates during the second and third quarters.

     (B) The Company completed an underwritten public offering of preferred stock on March 6, 2002.
     (C) The Company did not have any preferred stock outstanding prior to March 2002.
     (D) The Company was organized on January 15, 1998 and commenced operations on April 29, 1998.